Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO
TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF EVERYDAY HEALTH, INC.

Everyday Health, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of this corporation is Everyday Health, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 31, 2002, under the name Agora Media Inc. The original certificate of incorporation was then amended or restated by the following: a restated certificate was filed on March 11, 2003; a certificate of designation was filed on March 11, 2003; a restated certificate was filed on November 21, 2003; a certificate of amendment was filed on February 4, 2004; a certificate of change of registered agent was filed on March 5, 2004; a third amended and restated certificate was filed on February 24, 2006 and a certificate of correction to the third amended and restated certificate was filed on February 24, 2006; a fourth amended and restated certificate was filed on March 22, 2007; a fifth amended and restated certificate was filed on August 30, 2007; a sixth amended and restated certificate was filed on October 2, 2008; a seventh amended and restated certificate was filed on October 15, 2008; an eighth amended and restated certificate was filed on September 17, 2009; a ninth amended and restated certificate was filed on October 8, 2009; certificates of amendment thereto were filed on January 15, 2010 and on September 29, 2010 and a tenth amended and restated certificate was filed on November 10, 2010. Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Corporation’s Tenth Amended and Restated Certificate of Incorporation.

2. That the Board of Directors of the Corporation duly adopted and approved an amendment to the Tenth Amended and Restated Certificate of Incorporation of the Corporation to effect a reverse stock split, declaring such reverse stock split and amendment to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that upon this Certificate of Amendment becoming effective under the General Corporation Law (the “Effective Time”), and without further action by the holders of such shares, every 1.5 outstanding shares of the Corporation’s Common Stock shall be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”).

No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board of Directors) as of the Effective Time, rounded up to the nearest whole cent.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split. All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock set forth in the Corporation’s Tenth Amended and Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.

3. This Certificate of Amendment, which amends the provisions of the Corporation’s Tenth Amended and Restated Certificate of Incorporation, was submitted to the stockholders of the Corporation for their approval and was approved by the holders of the requisite number of shares of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[Signature Page Follows]

In Witness Whereof, this Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 14th day of March, 2014.

Everyday Health, Inc.

By:	/s/ Alan Shapiro
	Name:	Alan Shapiro
	Title:	Executive Vice President & General Counsel